Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Albemarle Corporation of our report dated February 27, 2019 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Albemarle Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

November 6, 2019